Exhibit 23.1

[KPMG LLP Letterhead]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Citibank (South Dakota), National Association:

We consent to the incorporation by reference in the registration statement (No. 333-131355) on Form S-3 of the Citibank Credit Card Issuance Trust of our attestation report dated March 22, 2007, with respect to Citibank (South Dakota), National Association’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all asset-backed securities transactions conducted by the Citibank Credit Card Issuance Trust that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 where the related asset-backed securities were outstanding during the year ending December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of the Citibank Credit Card Issuance Trust.

/s/ KPMG LLP

New York, New York
March 28, 2007